Exhibit 6









                           ENDURANCE PARTNERS, L.P.*

                         ENDURANCE PARTNERS (Q.P.), L.P.



                          A Texas Limited Partnership











                        Limited Partnership Agreement









                               October 15, 2001


______________________________________________________________________________
*This is a form of limited partnership agreement which is issued for both Endurance Partners, L.P. and Endurance Partners (Q.P.), L.P. Differences between the two agreements are noted in the text in italics.



                                     NOTICE


     NEITHER ENDURANCE PARTNERS, L.P., [ENDURANCE PARTNERS (Q.P.), L.P.] NOR THE LIMITED PARTNER INTERESTS THEREIN HAVE BEEN OR WILL BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, OR THE SECURITIES LAWS OF ANY OF THE STATES OF THE UNITED STATES. THE OFFERING OF SUCH LIMITED PARTNER INTERESTS IS BEING MADE IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, FOR OFFERS AND SALES OF SECURITIES WHICH DO NOT INVOLVE ANY PUBLIC OFFERING, AND ANALOGOUS EXEMPTIONS UNDER STATE SECURITIES LAWS.

     THE DELIVERY OF THIS LIMITED PARTNERSHIP AGREEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY OFFER, SOLICITATION OR SALE OF INTERESTS IN ENDURANCE PARTNERS, L.P. [ENDURANCE PARTNERS (Q.P.), L.P.] IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS NOT AUTHORIZED OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OR SALE.

     THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS AND CONDITIONS SET FORTH IN THIS LIMITED PARTNERSHIP AGREEMENT.











                                     i

                              TABLE OF CONTENTS


                                                                       Page

Article I Definitions. . . . . . . . . . . . . . . . . . . . . . . . .  1
Article II Organization. . . . . . . . . . . . . . . . . . . . . . . .  9
     2.1  Formation of Limited Partnership . . . . . . . . . . . . . .  9
     2.2  Name of Partnership. . . . . . . . . . . . . . . . . . . . .  9
     2.3  Registered Office and Agent. . . . . . . . . . . . . . . . . 10
     2.4  Term of Partnership. . . . . . . . . . . . . . . . . . . . . 10
     2.5  Objectives of Partnership. . . . . . . . . . . . . . . . . . 10
     2.6  Actions by Partnership . . . . . . . . . . . . . . . . . . . 10
     2.7  Reliance by Third Parties. . . . . . . . . . . . . . . . . . 10
     2.8  Liability of Partners. . . . . . . . . . . . . . . . . . . . 10
Article III Capital. . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.1  Contributions to Capital . . . . . . . . . . . . . . . . . . 11
     3.2  Rights of Partners in Capital. . . . . . . . . . . . . . . . 11
     3.3  Capital Accounts . . . . . . . . . . . . . . . . . . . . . . 12
     3.4  Operation of the Regular Account and Regular Sub-accounts. . 12
     3.5  Special Situation Investment Sub-accounts. . . . . . . . . . 12
     3.6  Allocation of Management Fees, Withholding Taxes and Certain
          Other Expenditures . . . . . . . . . . . . . . . . . . . . . 14
     3.7  Reserves; Adjustments for Certain Future Events. . . . . . . 14
     3.8  Performance Allocation . . . . . . . . . . . . . . . . . . . 15
     3.9  Allocation to Avoid Capital Account Deficits . . . . . . . . 15
     3.10 Allocations for Income Tax Purposes. . . . . . . . . . . . . 16
     3.11 Qualified Income Offset. . . . . . . . . . . . . . . . . . . 17
     3.12 Gross Income Allocation. . . . . . . . . . . . . . . . . . . 17
     3.13 Individual Partners' Tax Treatment . . . . . . . . . . . . . 18
     3.14 Distributions. . . . . . . . . . . . . . . . . . . . . . . . 18
Article IV Management. . . . . . . . . . . . . . . . . . . . . . . . . 18
     4.1  Duties and Powers of the General Partner . . . . . . . . . . 18
     4.2  Management Fees. . . . . . . . . . . . . . . . . . . . . . . 19
     4.3  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     4.4  Rights of Limited Partners . . . . . . . . . . . . . . . . . 21
     4.5  Other Activities of Partners . . . . . . . . . . . . . . . . 21
     4.6  Duty of Care; Indemnification. . . . . . . . . . . . . . . . 22
     4.7  Fiduciary Duties; Discretion . . . . . . . . . . . . . . . . 24
     4.8  Investment Committee . . . . . . . . . . . . . . . . . . . . 25
Article V Admissions, Transfers and Withdrawals. . . . . . . . . . . . 26
     5.1  Admission of Limited Partners. . . . . . . . . . . . . . . . 26
     5.2  Admission of Additional General Partners . . . . . . . . . . 26


                                     ii

                                                                      Page

     5.3  Transfer of Interests of Limited Partners. . . . . . . . . . 26
     5.4  Transfer of Interest of the General Partner. . . . . . . . . 29
     5.5  Withdrawal of Interests of Partners. . . . . . . . . . . . . 29
     5.6  Withdrawal of Organizational Limited Partner . . . . . . . . 32
Article VI     Dissolution and Liquidation . . . . . . . . . . . . . . 33
     6.1  Dissolution of Partnership . . . . . . . . . . . . . . . . . 33
     6.2  Liquidation of Assets. . . . . . . . . . . . . . . . . . . . 34
Article VII    Accounting and Valuations; Books and Records. . . . . . 35
     7.1  Accounting and Reports . . . . . . . . . . . . . . . . . . . 35
     7.2  Valuation of Partnership Assets and Interests. . . . . . . . 35
     7.3  Determinations by the General Partner. . . . . . . . . . . . 37
     7.4  Books and Records. . . . . . . . . . . . . . . . . . . . . . 37
     7.5  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . 38
Article VIII   General Provisions. . . . . . . . . . . . . . . . . . . 39
     8.1  Amendment of Partnership Agreement . . . . . . . . . . . . . 39
     8.2  Special Power of Attorney. . . . . . . . . . . . . . . . . . 41
     8.3  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     8.4  Agreement Binding Upon Successors and Assigns. . . . . . . . 42
     8.5  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . 42
     8.6  Not for Benefit of Creditors . . . . . . . . . . . . . . . . 43
     8.7  Consents . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     8.8  Merger and Consolidation; Division . . . . . . . . . . . . . 43
     8.9  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . 43
     8.10 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . 44
















                                     iii

     THIS LIMITED PARTNERSHIP AGREEMENT of Endurance Partners, L.P. [Endurance Partners (Q.P.), L.P.] is made as of this 15th day of October, 2001 by and among Endurance General Partners, L.P., as General Partner, Timothy G. Ewing, as Organizational Limited Partner, and those Persons who are hereafter admitted as additional limited partners in accordance with this Agreement.



                                _____________

                                  Article I
                                 Definitions

                                _____________

     For purposes of this Agreement:

     "Act" means the Texas Revised Limited Partnership Act, as amended from time to time.

     "Affiliate" means with respect to any Person, a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, and the term "Affiliated" has a correlative meaning. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Securities, by contract or otherwise.

     "Agreement" means this Limited Partnership Agreement, as amended from time to time.

     "Applicable Rate" means, with respect to each Partner, a daily rate equal to 0.06/365.

     "Authorized Representative" has the meaning assigned to such term in Section 7.5 hereof.

     "Base Amount" means an amount determined daily with respect to each Limited Partner for each day during each Performance
Period that initially is equal to the balance of such Limited
Partner's Capital Account as of the commencement of the Performance Period and that is adjusted as follows:

          (1) the Base Amount is increased by the amount of any contribution by such Limited Partner to his Capital Account effective as of the date credited thereto; and

          (2) the Base Amount is decreased by the amount of any withdrawal by or distribution to the Limited
               Partner effective as of the date charged thereto.

     "Business Day" means any day on which banks are open for business in New York, New York.


     "Capital Account" means with respect to each Partner the capital account established and maintained on behalf of such Partner as described in Section 3.3.

     "Carryforward Account" means a memorandum account to be recorded in the books and records of the Partnership with respect to each Limited Partner that has an initial balance of zero and that is adjusted as follows:

          (1) As of the first day after the close of each Performance Period for such Limited Partner, the balance of the Carryforward Account (a) is increased by the amount, if any, of such Limited Partner's Negative Performance Change for such Performance Period and (b) is reduced (but not below zero) by the amount, if any, of such Limited Partner's Positive Performance Change for such Performance Period.

          (2) As of the close of each Performance Period for such Limited Partner, any positive balance of the Carryforward Account is further adjusted if the Capital Account balance of such Limited Partner has been reduced during such Performance Period as a result of a distribution or a partial withdrawal, by reducing such positive balance (but not below zero) by an amount determined by multiplying (a) such positive balance by (b) a fraction, of which (i) the numerator is equal to the amount so distributed or withdrawn, and
               (ii) the denominator is equal to the balance of such Limited Partner's Capital Account immediately before giving effect to such distribution or withdrawal.

     "Certificate" means the certificate of limited partnership referred to in Section 2.1.

     "Code" means the U.S. Internal Revenue Code of 1986, as amended and as hereafter amended, or any successor law.

     "Commencement Date" means the first date on or as of which a Limited Partner other than the Organizational Limited Partner is admitted to the Partnership.

     "Company Act" means the Investment Company Act of 1940, as amended.

     "Covered Person" means the General Partner; each member, shareholder, partner, manager, director, officer, employee or agent of, or any Person who controls, the General Partner; each of the respective Affiliates of the foregoing; each of the respective executors, heirs, assigns, successors or other legal representatives of the foregoing; and each member of the Investment Committee and his or her executors, heirs, assigns, successors or other legal representatives.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as the same may be amended from time to time.

                                     2

     "Fiscal Period" means each period that starts on the Commencement Date (in the case of the initial Fiscal Period) and thereafter on the day immediately following the last day of the preceding Fiscal Period, and that ends on the earliest of the following dates:

          (1)  the last day of any Fiscal Quarter; or

          (2)  any date as of which any withdrawal or
               distribution of capital is made by or to any Partner or as of which this Agreement provides for any amount to be credited to or debited against the Capital Account of any Partner, other than a withdrawal or distribution by or to, or an allocation to the Capital Accounts of, all Partners that does not result in any change of any Partner's Partnership Percentage; or

          (3) the date that immediately precedes any day as of which a contribution to capital is accepted by the General Partner from any new or existing Partner;
               or

          (4) the date of any Recognition Event with respect to a Special Situation Investment; or

          (5) any other date that the General Partner selects in its sole discretion.

     "Fiscal Quarter" means any calendar quarter, unless the General Partner elects another fiscal quarter.

     "Fiscal Year" means the period commencing on the Commencement Date and ending on December 31, 2001, and thereafter each period commencing on January 1 of each year and ending on December 31 of such year, unless the General Partner elects another fiscal year, provided that any such other fiscal year is permissible for federal income tax purposes.

     "General Partner" means Endurance General Partners, L.P., a
Texas limited partnership, any successor thereto, and any Persons hereafter admitted as additional general partners, each in its capacity as a general partner of the Partnership.

     "Interest" means the entire ownership interest of a Partner in the Partnership at the relevant time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement.

     "Investment Committee" has the meaning assigned to such term in Section 4.8 hereof.

     "Limited Partner" means any Person admitted to the Partnership as a Limited Partner, until the entire Limited Partner Interest of such Person has been withdrawn pursuant to
Section 5.5 or a substitute Limited Partner or Partners are admitted with respect to such Person's entire Limited Partner Interest. Except as the context otherwise requires in relation to
                                     3

Management Fees and Performance Allocations, the term includes any Special Limited Partner. For all purposes of the Act, the Limited Partners constitute a single class or group of limited partners.

     "Managed Account" means any assets managed by the General Partner or any of its Affiliates, whether for its own account or for the account of any third party, that are invested or available for investment in investment or trading activities, whether or not of the specific type being conducted by the Partnership.

     "Management Fee" means an amount calculated at an annual rate of 1.0% of the Capital Account balance of each Limited Partner, which amount accrues from the Commencement Date and is payable quarterly in arrears on the last day of the current Fiscal Quarter, based on the Capital Account balances of Limited Partners as of the end of such Fiscal Quarter. The General Partner has the discretion to reduce or eliminate the Management Fee with respect to any Special Limited Partner.

     "Organizational Limited Partner" means Timothy G. Ewing, in his capacity as organizational limited partner.

     "Partner" means the General Partner or any of the Limited
Partners, except as otherwise expressly provided herein, and "Partners" means the General Partner and all of the Limited
Partners.

     "Partnership" means the limited partnership formed pursuant to this Agreement.

     "Partnership Percentage" means a percentage established for each Partner on the Partnership's books as of the first day of each Fiscal Period representing such Partner's share of allocations attributable to transactions involving the Regular Account for such Fiscal Period. The Partnership Percentage of a Partner for a Fiscal Period is determined by dividing the amount of the Partner's Regular Sub-account as of the beginning of the Fiscal Period (after adjustment for all net contributions to the capital of the Partnership and Management Fees that are effective as of such date) by the Regular Account Net Assets as of the beginning of the Fiscal Period (after adjustment for all net contributions to the capital of the Partnership and Management Fees that are effective as of such date). The sum of the Partnership Percentages of all Partners for each Fiscal Period must equal one hundred percent (100%).

     "Performance Allocation" means, with respect to any Limited Partner, twenty percent (20%) of the amount, determined as of the close of each Performance Period with respect to each Limited Partner, by which such Limited Partner's Positive Performance Change for such Performance Period, if any, exceeds (1) the Preferred Return Amount with respect to such Limited Partner for such Performance Period plus (2) any positive balance in such Limited Partner's Carryforward Account as of the most recent prior date as of which any adjustment has been made thereto. The General Partner shall have the discretion to reduce or eliminate the Performance Allocation with respect to any Special Limited Partner.
                                     4

     "Performance Change" means, with respect to each Limited
Partner for each Performance Period, the difference between:

          (1) the sum of (a) the balance of such Limited Partner's Capital Account as of the close of the Performance Period (after giving effect to all allocations to be made to such Limited Partner's Capital Account as of such date other than any Performance Allocation to be debited against such Limited Partner's Capital Account), plus (b) any debits to such Limited Partner's Capital Account during the Performance Period to reflect any actual or deemed distributions or withdrawals with respect to such Limited Partner's Interest, plus
               (c) any debits to such Limited Partner's Capital Account during the Performance Period to reflect any items allocable to such Limited Partner's Capital Account pursuant to Section 3.6(b) or 3.6(c) hereof; and

          (2) the sum of (a) the balance of such Limited Partner's Capital Account as of the commencement of the Performance Period, plus (b) any credits to such Limited Partner's Capital Account during the Performance Period to reflect any contributions by such Limited Partner to the capital of the Partnership.

     If the amount specified in clause (1) exceeds the amount specified in clause (2) such difference is a "Positive
Performance Change," and if the amount specified in clause (2) exceeds the amount specified in clause (1), such difference is a "Negative Performance Change."

     "Performance Period" means, with respect to each Limited Partner, the period commencing as of the date of admission of such Limited Partner to the Partnership (in the case of such Limited Partner's initial Performance Period) and thereafter each period commencing as of the day following the last day of the preceding Performance Period with respect to such Limited Partner, and ending as of the close of business on the first to occur of the following after the relevant commencement date:

          (1)  the last day of a Fiscal Year;

          (2) the withdrawal by such Limited Partner of his entire Interest;

          (3) the admission as a substitute Limited Partner of a Person to whom the entire Interest of such Limited
               Partner has been Transferred; or

          (4) the final distribution to such Limited Partner following the dissolution of the Partnership.

     "Person" means any individual, partnership, corporation, limited liability company, trust, or other entity.

     "Positive Basis" means, with respect to any Partner and as of any time of calculation, the excess of the amount that such Partner is entitled to receive upon withdrawal from or liquidation of the Partnership over such Partner's "adjusted tax basis" in its Interest at such time (determined without regard to any adjustments made to such adjusted tax basis by reason of any transfer or assignment of such Interest, including by reason of death).

     "Positive Basis Partner" means any Partner who withdraws from the Partnership and who has Positive Basis as of the effective date of such withdrawal, but such Partner ceases to be a Positive Basis Partner at such time as he has received allocations pursuant to Section 3.10(c) equal to such Partner's Positive Basis as of the effective date of the withdrawal.

     "Preferred Return Amount" means, with respect to each Limited Partner for each Performance Period, the sum of the daily amounts, determined for each day during such Performance Period, obtained by multiplying (1) the Base Amount with respect to such Limited Partner for such day by (2) the Applicable Rate of (6% on an annualized basis) for such day.

     "Priority Return Amount" means, with respect to each Limited Partner for each Performance Period, the sum of the daily amounts, determined for each day during such Performance Period, obtained by multiplying (1) the Base Amount with respect to such Limited Partner for such day by (2) the Applicable Rate for such day.
     "Prime Rate" means the interest rate that is publicly announced from time to time by the Chase Manhattan Bank, N.A. as its prime rate or, if no such interest rate is announced by the Chase Manhattan Bank, N.A., then the prime rate shall be that announced by another major New York City money center bank selected by the General Partner.

     "Recognition Event" means any of the following:

          (1) a sale of the Special Situation Investment for cash;

          (2) an exchange of the Special Situation Investment for Securities that are not Special Situation
               Investments;

          (3)  an in-kind distribution of the Special Situation
               Investment to Partners; or

          (4) at the discretion of the General Partner, if market quotations have become readily available for Securities of the same class and series as the Special Situation Investment, the occurrence of all events necessary to permit the Partnership to make unrestricted public resales of such Special Situation Investment in the principal market for which such quotations are available.

     "Regular Account" means a memorandum account to be maintained in the accounting records of the Partnership to reflect the entitlements of all Partners to allocations and distributions attributable to transactions involving all of the Partnership's assets other than transactions involving Special Situation Investments.

     "Regular Account Net Assets" means the total value, as determined by the General Partner in accordance with Section 7.2, of all Securities and other assets of the Regular Account (including net unrealized appreciation or depreciation of Securities and accrued interest and dividends receivable net of any withholding taxes), less an amount equal to all accrued debts, liabilities and obligations of the Partnership (including any reserves for contingencies accrued pursuant to Section 3.7). Except as otherwise expressly provided herein, Regular Account Net Assets as of the first day of any Fiscal Period is determined on the basis of the valuation of assets conducted as of the close of the immediately preceding Fiscal Period but after giving effect to any capital contributions made by any Partner subsequent to the last day of such immediately preceding Fiscal Period, and Regular Account Net Assets as of the last day of any Fiscal Period is determined before giving effect to any of the following amounts payable by the Partnership that are effective as of the date on which such determination is made:

          (1) any withdrawals or distributions payable to any Partner that are effective as of the date on which such determination is made;

          (2) any Management Fees payable as of the date on which such determination is made; and

          (3) withholding taxes, expenses of processing withdrawals and other items payable, and any increases or decreases in any reserves or other amounts recorded pursuant to Section 3.7, during the Fiscal Period ending as of the date on which such determination is made, to the extent the General Partner determines that, pursuant to any provisions of this Agreement, such items are not to be charged ratably to the Regular Sub-accounts of all Partners on the basis of their respective Partnership Percentages as of the commencement of the Fiscal Period.

     "Regular Sub-account" means a memorandum account to be maintained in the accounting records of the Partnership to reflect the entitlements of each Partner, as adjusted for each Fiscal Period, to allocations and distributions attributable to the Regular Account.

     "Regulations" means the regulations issued under the Code or any successor law.

     "Securities" means investments, on margin or otherwise, in securities and other financial instruments of the United States and foreign entities, including capital stock; shares of beneficial interest; partnership interests and similar financial instruments; bonds, notes, debentures (whether subordinated, convertible or otherwise); any currencies; commodities; interest rate, currency, commodity, equity and other derivative products, including (i) futures contracts (and options thereon) relating to stock indices, currencies, U.S. Government securities and debt securities of foreign governments, other financial instruments and all other commodities, (ii) swaps, options, warrants, caps, collars, floors and forward rate agreements, (iii) spot and forward currency transactions and (iv) agreements relating to or securing such transactions; equipment lease certificates; equipment trust certificates; loans; accounts and notes receivable and payable held by trade or other creditors; trade acceptances; contract and other claims; executory contracts; participations; open and closed-end investment companies and other mutual funds; money market funds; obligations of the United States or any state thereof, foreign governments and instrumentalities of any of them; commercial paper; repurchase agreements; certificates of deposit; banker's acceptances; trust receipts; and other obligations and instruments or evidences of indebtedness of whatever kind or nature; in each case, of any Person, government or other entity whatsoever, whether or not publicly traded or readily marketable, all without restriction of any kind.

     "Special Limited Partner" means a Limited Partner with respect to which the General Partner has agreed to a variation or elimination of the Management Fee, the Performance Allocation, or both. The General Partner has the absolute discretion to designate any Limited Partner as a Special Limited Partner and, subject to any agreement between the General Partner and a Special Limited Partner, to rescind any of the terms that distinguish a Special Limited Partner from a Limited Partner.

     "Special Situation Investment" means a Security held by the Partnership that is designated by the General Partner, at any time and in its sole discretion, as not readily marketable, until the occurrence of a Recognition Event with respect thereto.

     "Special Situation Investment Sub-accounts" means memorandum accounts to be maintained in the accounting records of the Partnership on a Partner-by-Partner basis with respect to each particular Special Situation Investment to reflect the entitlement of each Partner (other than a Partner not having any credit balance in its Regular Sub-account at the time of the establishment of the Special Situation Investment Sub-account) to allocations and distributions attributable to Partnership transactions involving such Special Situation Investment.

     "Transfer" means any sale, exchange, transfer, assignment or other disposition by a Partner of his Interest to another party, whether voluntary or involuntary, including a transfer by operation of law, but not including a pledge of or granting of another form of security interest in any such Interest.

     "Treasury Bill Rate" means, with respect to any calendar month, a rate of interest, determined and adjusted monthly by the General Partner as of the fifth Business Day of each month, equal to the annual coupon equivalent yield on 13-week U.S. Treasury bills resulting from the most recent auction of such instruments prior to the monthly determination date.

                               _____________

                                Article II
                               Organization

                               _____________

2.1  Formation of Limited Partnership

     (a) The parties hereto hereby agree to form a limited partnership under and pursuant to the Act.

     (b) The General Partner must execute, acknowledge and file with the Secretary of State of the State of Texas a Certificate, any amendments thereto as may be required by the Act and any other instruments, documents and certificates which, in the opinion of the Partnership's legal counsel, may from time to time be required by the laws of the United States of America, the State of Texas or any other jurisdiction in which the Partnership determines to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid and subsisting existence and business of the Partnership. The General Partner must cause any required amendment to the Certificate to be filed promptly following the event requiring said amendment. All amendments may be signed by any one or more of the General Partners (as required by the Act) and may be signed either personally or by an attorney-in-fact.

     (c) The parties hereto acknowledge that they intend that the Partnership be taxed as a partnership and not as an association taxable as a corporation for federal income tax purposes. No election may be made to treat the Partnership as other than a partnership for federal income tax purposes.

2.2  Name of Partnership

     The name of the Partnership is Endurance Partners, L.P. [Endurance Partners (Q.P.), L.P.] or such other name as the General Partner may hereafter adopt upon (i) causing an amendment to the Certificate to be filed with the Secretary of State of the State of Texas and (ii) sending notice thereof to the Limited Partners. The Partnership has the exclusive ownership and right to use the Partnership name so long as the Partnership continues, despite the withdrawal, expulsion, resignation or removal of any Limited Partner, but upon the Partnership's termination or at such time as Endurance General Partners, L.P. or its Affiliate ceases to be a General Partner, the Partnership must assign the name and the goodwill attached thereto to Endurance General Partners, L.P. or its Affiliate without payment by the assignee(s) of any consideration therefor.

2.3  Registered Office and Agent

     The street address of the registered office of the Partnership is 4514 Cole Avenue, Suite 808, Dallas, Texas 75205 and the name of its registered agent at such address is Ewing & Partners. The General Partner may change the registered office or registered agent of the Partnership at any time in its sole discretion.

2.4  Term of Partnership

     The term of the Partnership commences on the date on which the Certificate is filed with the Secretary of State of the State of Texas and continues until dissolved pursuant to Section 6.1 hereof (unless its term is extended pursuant to Section 6.1).
The legal existence of the Partnership as a separate legal entity continues until the cancellation of the Certificate.

2.5  Objectives of Partnership

     The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

2.6  Actions by Partnership

     The Partnership may execute, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may in the opinion of the General
Partner be necessary or advisable to carry out its objects.

2.7  Reliance by Third Parties

     Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner as herein set forth.

2.8  Liability of Partners

     (a) Except as provided by the Act, the General Partner has the liabilities of a partner in a partnership without limited partners to Persons other than the Partnership and the Limited Partners. Except as provided herein or by the Act, the General Partner has the liabilities of a partner in a partnership without limited partners to the Partnership and the Limited Partners.

     (b)  In no event will any Limited Partner (or former Limited
          Partner) be obligated to make any contribution to the Partnership in addition to its agreed capital commitment (or other payments provided for herein) or have any liability for the repayment or discharge of the debts and obligations of the Partnership except to the extent provided herein or as required by law.

                               _____________

                                Article III
                                  Capital

                               _____________

3.1  Contributions to Capital

     (a)  The required initial contribution of each Limited Partner
          (other than the Organizational Limited Partner) to the capital of the Partnership is $200,000 or such lesser amount as the General Partner, in its discretion, may permit. The General Partner, in its sole discretion, may increase the required initial minimum investment at any time.

     (b) The Partners may make additional contributions to the capital of the Partnership at such times and in such amounts as the General Partner, in its sole discretion, may permit, but no Limited Partner is obligated to make any additional contribution to the capital of the Partnership, subject to the provisions of Sections 3.6 and 3.7and any contrary provision of the Act.

     (c) The General Partner has the right at any time to make additional contributions to the capital of the Partnership as a Limited Partner or General Partner and, subject to the exception set forth in the following sentence, is required to make additional capital contributions from time to time to the extent necessary to maintain the balance of its Capital Account at an amount that (i) results in the General Partner's Partnership Percentage being not less than one percent (1%) or (ii) is equal to $250,000, whichever is less. Except as provided above or in the Act, the General Partner is not required or obligated to make any additional contributions to the capital of the Partnership.

     (d) Except as otherwise permitted by the General Partner in its sole discretion, (i) initial or additional contributions to the capital of the Partnership by each Partner are payable in cash, and (ii) an initial contribution is payable in one installment that is due as of the date of admission of such Person as a Limited Partner of the Partnership.

3.2  Rights of Partners in Capital

     (a) No Partner is entitled to interest on his contributions to the capital of the Partnership.

     (b) No Partner has the right to the return of any contribution to the capital of the Partnership except (i) upon withdrawal of such Partner pursuant to Section 5.5 or (ii) upon the dissolution of the Partnership pursuant to Section 6.1. The entitlement to any such return at such time is limited to the value of the Capital Account of the Partner. The General Partner is not liable for the return of any such amounts.

3.3  Capital Accounts

     (a) The Partnership maintains a separate Capital Account for each Partner. Each Partner's Capital Account reflects the aggregate sum of the balances in such Partner's Regular Sub-account and each Special Situation Investment Sub-account maintained for such Partner.

     (b) Each Partner's Capital Account has an initial balance equal to the amount of any cash and the net value, as determined in accordance with Section 7.2 hereof, of any assets constituting such Partner's initial contribution to the capital of the Partnership (net of any sales charges).

     (c) Each Partner's Capital Account is increased by the amount of cash and the net value, as determined in accordance with Section
          7.2 hereof, of any assets constituting additional contributions by such Partner to the capital of the Partnership and decreased by (i) the amount of cash and the net value of any assets withdrawn by and distributed to such Partner and (ii) such Partner's pro rata portion of the expenses payable by the Partnership pursuant to Section 4.3(b).

     (d) Each Partner's Capital Account is adjusted in the manner specified in this Article III to reflect changes in the value of such Partner's Regular Sub-account and in any Special Situation Investment Sub-accounts.

3.4  Operation of the Regular Account and Regular Sub-accounts

     Except as otherwise expressly provided herein, all capital contributions by a Partner are credited to such Partner's Regular Sub-account, and all withdrawals by or distributions to such Partner are debited from such Partner's Regular Sub-account to the extent thereof. In addition, except as otherwise provided in Sections 3.11 and 3.12, any credits or debits not specifically required to be reflected in Special Situation Investment Sub-accounts or accounts are reflected in the Regular Account and are allocated among the Regular Sub-accounts of the Partners on the basis of their respective Partnership Percentages at the relevant time.

3.5  Special Situation Investment Sub-accounts

     (a) Subject to Section 5.5(d), whenever the Partnership makes a Special Situation Investment, a Special Situation Investment Sub-account is established for each Partner who had a Regular Sub-account at such time to reflect such Partner's pro rata share of all allocations and distributions attributable to transactions involving such Special Situation Investment, based on such Partner's Partnership Percentage at such time. Thereafter, all credits and debits relating to such Special Situation Investment (including those specifically referred to below) are allocated among the Special Situation Investment Sub-accounts in accordance with the Partnership Percentages of the participating Partners existing upon inception of such Special Situation Investment Sub-accounts.

     (b) An amount equal to a Partner's share of the cost of the Special Situation Investment is debited from such Partner's Regular Sub-account balance and credited to each participating Partner's Special Situation Investment Sub-account. In addition, any costs and expenses directly related to the acquisition, ownership or disposition of a Special Situation Investment are allocated exclusively among the Partners who have an interest therein and are reflected by means of (i) a transfer from each of their respective Regular Sub-accounts to each of their respective Special Situation Investment Sub-accounts and (ii) a debit of such item from the Special Situation Investment Sub-accounts. Special Situation Investment Sub-accounts are not adjusted to reflect any change in the value of the Special Situation Investment prior to the occurrence of a Recognition Event with respect to such Special Situation Investment.

     (c) Upon the occurrence of a Recognition Event relating to a Special Situation Investment, the carrying value thereof or the proceeds thereof, as the case may be, are adjusted to reflect the fair value thereof, and the Special Situation Investment Sub-accounts relating to such Special Situation Investment are closed.

     (d) When a Partner's Special Situation Investment Sub-account relating to a particular Special Situation Investment is closed, the balance therein (net of Management Fees and Performance Allocations it earned) is combined with such Partner's Regular Sub-account, and each Partner's Partnership Percentage is adjusted accordingly. If a Recognition Event affects only a portion of the Security position constituting a single Special Situation Investment, the General Partner sub-divides each affected Special Situation Investment Sub-account and closes only the portion with respect to which the Recognition Event has occurred; provided, however, that the General Partner may postpone taking such action if it believes that one or more Recognition Events affecting the entire remaining Special Situation Investment are reasonably imminent.

     (e) If, immediately after a Recognition Event, the Partnership continues to hold the Security that constituted the Special Situation Investment (or a marketable Security that was exchanged for it), then for purposes of determining and allocating future profit or loss associated with that investment, the Partnership will treat such investment as having been purchased in the Regular Account at such time at a purchase price equal to the current fair market value.

3.6  Allocation of Management Fees, Withholding Taxes and Certain
     Other Expenditures

     (a) Subject to any special arrangements with Special Limited Partners, as of the last day of each Fiscal Quarter, each Limited Partner's Management Fee for each Fiscal Quarter is debited against the Regular Sub-account of each such Limited Partner. In the case of a Limited Partner having no remaining balance in its Regular Sub-account, the allocable portion of the Management Fee is deferred and is payable upon the closing of any Special Situation Investment Sub-accounts of any such Limited Partner.

     (b) If the Partnership incurs a withholding tax or other tax obligation with respect to the share of Partnership income allocable to any Partner, then the General Partner, without limitation of any other rights of the Partnership or the General Partner, may cause the amount of such obligation to be debited against the Capital Account of such Partner as of the close of the Fiscal Period during which the Partnership pays such obligation. If the amount of such taxes is greater than such Capital Account balance, then such Partner and any successor to such Partner's Interest must pay to the Partnership as a contribution to the capital of the Partnership, upon demand of the General Partner, the amount of such excess. The General Partner is not obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Partner that may be eligible for such reduction or exemption.

     (c) Except as otherwise provided for in the Agreement, any expenditures payable by the Partnership, to the extent determined by the General Partner to have been paid or withheld on behalf of, or by reason of particular circumstances applicable to, one or more but fewer than all of the Partners, are to be charged to only those Partners on whose behalf such payments are made or whose particular circumstances gave rise to such payments. Such charges are debited from the Capital Accounts of such Partners as of the close of the Fiscal Period during which any such items were accrued by the Partnership.

3.7  Reserves; Adjustments for Certain Future Events

     (a) Appropriate reserves may be created, accrued and charged against the Regular Account Net Assets and proportionately against the Capital Accounts of the Partners for contingent liabilities, such reserves to be in the amounts that the General Partner, in its sole discretion, deems necessary or appropriate. The General Partner may increase or reduce any such reserve from time to time by such amounts as the General Partner in its discretion deems necessary or appropriate. At the sole discretion of the General Partner, the amount of any such reserve, or any increase or decrease therein, may be charged or credited, as appropriate, to the Capital Accounts of those parties who are Partners at the time when such reserve is created, increased, or decreased, as the case may be, or alternatively may be charged or credited to those parties who were Partners at the time of the act or omission giving rise to the contingent liability for which the reserve was established.

     (b) If the General Partner in its sole discretion determines that it is equitable to treat an amount to be paid or received as being applicable to one or more prior periods, then such amount may be proportionately charged or credited, as appropriate, to those parties who were Partners during such prior period or periods.

     (c) If any amount is to be charged or credited to a party who is no longer a Partner, such amount must be paid by or to such party, as the case may be, in cash, with interest at the Prime Rate in effect at that time from the date on which the General Partner determines that such charge or credit is required. In the case of a charge, the former Partner is obligated to pay the amount of the charge, plus interest as provided above, to the Partnership on demand; provided that (i) in no event is a former Partner obligated to make a payment exceeding the amount of its Capital Account at the time to which the charge relates, and (ii) no such demand may be made if the applicable limitation period under the Act, if any, has expired. To the extent the Partnership fails to collect, in full, any amount required to be charged to such former Partner pursuant to paragraph (a) or (b) of this Section 3.7, whether due to the expiration of the applicable limitation period, if any, or for any other reason whatsoever, the deficiency may be charged proportionately to the Capital Accounts of the current Partners.

3.8  Performance Allocation

     (a) The Performance Allocation is debited against the Capital Account of each Limited Partner as of the last day of each Performance Period with respect to such Limited Partner, and the amount so debited is simultaneously credited to the Capital Account of the General Partner.

     (b) The General Partner, in its sole discretion, may waive or reduce the Performance Allocation with respect to Limited Partners that are affiliated with the General Partner and others.

     (c) The General Partner is not entitled to receive a Performance Allocation on any assets of the Partnership that are held in a Special Situation Investment Sub-account until such account is liquidated.

3.9  Allocation to Avoid Capital Account Deficits

     To the extent that any debits pursuant to Sections 3.4 through 3.8 hereof would reduce the balance of the Capital Account of any Limited Partner below zero, that portion of any such debits is instead allocated to the Capital Account of the General Partner. Any credits in any subsequent Fiscal Period that would otherwise be allocable pursuant to Section 3.4 through
3.8 hereof to the Capital Account of any Limited Partner previously affected by the application of this Section 3.9 are instead allocated to the Capital Account of the General Partner in such amounts as are necessary to offset all previous debits attributable to such Limited Partner (but allocated to the General Partner) pursuant to this Section 3.9 not previously recovered.

3.10 Allocations for Income Tax Purposes

     (a) Except as otherwise required by Code Section 704(c), items of income, gain, deduction, loss, or credit that are recognized for income tax purposes in each Fiscal Year are allocated among the Partners, General and Limited, in such manner as to reflect equitably amounts credited to or debited against each Partner's Capital Account, whether in such Fiscal Year or in prior Fiscal Years. To this end, the Partnership establishes and maintains records that show the extent to which the Capital Account of each Partner, as of the last day of each Fiscal Year, consists of amounts that have not been reflected in the taxable income of such Partner. To the extent deemed by the General Partner, in its sole discretion, to be feasible and equitable, taxable income and gains in each Fiscal Year are allocated among the Partners who have enjoyed the related credits to their Capital Accounts, and items of deduction, loss and credit in each Fiscal Year are allocated among the Partners who have borne the burden of the related debits to their Capital Accounts.

     (b) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required under Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts is treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss is specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations; provided, in the event that an adjustment to the book value of Partnership property is made as a result of an adjustment pursuant to Section 734(b) of the Code, items of income, gain, loss, or deduction, as computed for book and tax purposes, are specially allocated among the Partners so that the effect of any such adjustment benefits (or is borne by) the Partner(s) receiving the distribution that caused such adjustment.

     (c) If the Partnership realizes net gains from the sale of Partnership assets for federal income tax purposes for any Fiscal Year in which one or more Positive Basis Partners withdraws from the Partnership pursuant to Section 5.5, the General Partner in its sole discretion may elect (i) to allocate such net gains or items of gross income among such Positive Basis Partners, pro rata in proportion to the respective Positive Basis of each such Positive Basis Partner, until either the full amount of such net gains has been so allocated or the Positive Basis of each such Positive Basis Partner has been eliminated or (ii) to allocate any net gains not so allocated to Positive Basis Partners to the other Partners in such manner that reflects equitably the amounts credited to such Partners' Capital Accounts pursuant to Section 3.3; provided, however, that if, following such Fiscal Year, the Partnership realizes net gains from a sale of an investment the proceeds of which are designated on the Partnership's books and records as being used to effect payment of all or part of the liquidating share of any Positive Basis Partner, there will be allocated to such Positive Basis Partner an amount of such net gains equal to the amount, if any, by which his Positive Basis as of the effective date of his withdrawal exceeds the amount allocated to such Partner pursuant to clause (i) of this sentence.

3.11 Qualified Income Offset

     In the event any Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or
1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Partnership income and gain will be specially allocated to each such Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the deficit balance in the Capital Account of such Limited Partner as quickly as possible, provided that an allocation pursuant to this Section 3.11 may be made only if and to the extent that such Limited Partner would have a deficit balance in its Capital Account after all other allocations provided for in this Article III have been tentatively made as if this Section 3.11 were not in the Agreement. This Section 3.11 is intended to constitute a "qualified income offset" within the meaning of Regulations
Section 1.704-1(b)(2)(ii), and must be interpreted consistently therewith.

3.12 Gross Income Allocation

     In the event any Limited Partner has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (i) the amount such Limited Partner is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Limited Partner will be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.12 may be made only if and to the extent that such Limited Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article III have been made as if Section
3.11 hereof and this Section 3.12 were not in the Agreement.

3.13 Individual Partners' Tax Treatment

     Each Partner agrees not to treat, on any personal income tax return or in any claim for a refund, any item of income, gain, loss, deduction or credit in a manner inconsistent with the treatment of such item by the Partnership.

3.14 Distributions

     (a) The amount and timing of any distributions from the Partnership are determined by the General Partner in its sole discretion.

     (b) Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, may not make a distribution to any Partner on any account of its Interest if such distribution would violate Section 6.07 of the Act or other applicable law.

                                _____________

                                 Article IV
                                 Management

                                _____________

4.1  Duties and Powers of the General Partner

     (a) Subject to the terms and conditions of this Agreement, the General Partner has complete and exclusive power and responsibility, to the fullest extent permitted by the Act (i) for all investment and investment management decisions to be undertaken on behalf of the Partnership and (ii) for managing and administering the affairs of the Partnership, and has the power and authority to do all things that the General Partner considers necessary or desirable to carry out its duties hereunder and to achieve the purposes of the Partnership.

     (b) Without limiting the generality of the General Partner's duties and obligations hereunder and notwithstanding anything to the contrary contained herein, the General Partner has full power and authority to execute, deliver and perform such contracts, agreements and other undertakings on behalf of the Partnership, without the consent or approval of any other Partner, and to engage in all activities and transactions, as it may deem necessary or advisable for, or as may be incidental to, the conduct of the business and affairs of the Partnership, including, without in any manner limiting the generality of the foregoing, (i) contracts, agreements, undertakings and transactions with any Partner or with any other Person having any business, financial or other relationship with any Partner or Partners, (ii) agreements with each Limited Partner in connection with its purchase of a Limited Partner Interest, including a subscription agreement wherein such Limited Partner agrees to be bound by the terms of this Agreement and (iii) any agreements to induce any Person to purchase a Limited
          Partner Interest, each without any further act, approval or vote of any Person.

     (c) The General Partner is the tax matters partner for purposes of Section 6231(a)(7) of the Code. The tax matters partner has the exclusive authority and discretion to make any elections required or permitted to be made by the Partnership under any provisions of the Code or any other applicable laws.

4.2  Management Fees

     The General Partner is entitled to receive from the Partnership as compensation for its services to the Partnership hereunder the Management Fee payable as of the end of each Fiscal
Quarter. The General Partner may assign the Management Fee to any of its affiliates.

4.3  Expenses

     (a) Subject to Section 4.3(c), the General Partner pays all of its own operating and overhead costs.

     (b) The Partnership pays all other costs and expenses arising in connection with its operations. Such expenses payable by the Partnership include, without limitation, the following:

          (i) all costs and expenses directly related to portfolio investments or prospective investments of the Partnership, including brokerage commissions and other transaction costs, expenses related to proxies, underwriting and private placements, interest and commitment fees on debit balances or borrowings, borrowing charges on Securities sold short, custody fees and fees of professional advisors and consultants relating to investments or prospective investments;

          (ii) any withholding or transfer taxes imposed on the Partnership or any of its Partners;

          (iii)any governmental, regulatory, licensing, filing or registration fees incurred in compliance with the rules of any self-regulatory organization or any federal, state or local laws;

          (iv) any interest due to Partners in connection with capital withdrawals;

          (v) any legal fees and costs (including settlement costs) arising in connection with any litigation or regulatory investigation instituted against the Partnership or the General Partner in its capacity as such;

          (vi) the cost of the audit of the Partnership's financial statements and the preparation of its tax returns;

          (vii)the fees and expenses of the Partnership's accountants in connection with accounting advice relating to the Partnership's day-to-day affairs and all costs related to the keeping of the books and records of the Partnership;

         (viii)the fees and expenses of the Partnership's counsel in connection with advice directly relating to the Partnership's legal affairs;

          (ix) the costs of any outside appraisers, accountants, attorneys or other experts engaged by the General Partner as well as other expenses directly related to the Partnership's investment program;

          (x) specific expenses incurred in obtaining systems, research and other information utilized for portfolio management purposes that facilitate valuations and accounting, including the costs of statistics and pricing services, service contracts for quotation equipment and related hardware and software;

          (xi) all costs and expenses associated with the organization of the Partnership and the offering of Interests, including legal and accounting fees, printing costs, travel and out-of-pocket expenses and compliance with any applicable federal and state laws;

          (xii)the costs and expenses of holding any meetings of partners which are required to be held under the terms of this Agreement or by law;

         (xiii)the expenses of the Investment Committee and the members thereof;

          (xiv)the costs of any liability insurance obtained on behalf of the Partnership or the General Partner; and

          (xv) all costs and expenses associated with reporting and providing information to existing and prospective Partners.

          Any of the above-listed expenses may be specially allocated among the Partners as provided elsewhere in this Agreement. The General Partner is entitled to reimbursement from the Partnership for any of the above expenses paid by it on behalf of the Partnership;
          provided that, the General Partner may, in its sole discretion, absorb any or all of such expenses incurred on behalf of the Partnership or have an Affiliate of the General Partner absorb such expenses on behalf of the Partnership. If the General Partner or its Affiliate incurs any of the expenses mentioned in
          Section 4.3(b) above for the account of the Partnership and any other Managed Account, then the General Partner allocates such expense among the Partnership and each such Managed Account in proportion to the size of the investment made by each in the activity or entity to which the expense relates, or in such other manner as the General Partner considers fair and reasonable.

4.4  Rights of Limited Partners

     The Limited Partners take no part in the management or control of the Partnership's business and have no right or authority to act for the Partnership or to vote on matters other than the matters set forth in this Agreement or as required by applicable law.

4.5  Other Activities of Partners

     (a) The General Partner is not required to devote its full time to the affairs of the Partnership, but must devote such of its time to the business and affairs of the Partnership as it, in its discretion exercised in good faith, determines to be necessary to conduct the affairs of the Partnership for the benefit of the Partnership and the Partners.

     (b) Each Partner agrees that any other Partner and any partner, manager, director, officer, shareholder, member, Affiliate or employee of any Partner, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including management of other accounts, investment in, or financing, acquisition and disposition of, Securities, investment and management counseling, brokerage services, serving as directors, officers, advisers or agents of other companies, partners of any partnership, or trustee of any trust, or entering into any other commercial arrangements, whether or not any such activities may conflict with any interest of the parties with respect to the Partnership. Without in any way limiting the foregoing, each Partner hereby acknowledges that (i) none of the Limited Partners or their respective partners, managers, directors, officers, shareholders, members, Affiliates or employees have any obligation or responsibility to disclose or refer any of the investment or other opportunities obtained through activities contemplated by this paragraph (b) of Section 4.5 to the General Partner or the Limited Partners, but may refer the same to any other party or keep such opportunities for their own benefit; and (ii) the Limited Partners and the General Partner and their respective partners, managers, directors, officers, shareholders, members, Affiliates and employees are hereby authorized to engage in activities contemplated by this paragraph (b) of Section 4.5 with, or to purchase, sell or otherwise deal or invest in Securities issued by, companies in which the General Partner might from time to time invest or be able to invest or otherwise have any interest on behalf of the Partnership, without the consent or approval of the Partnership or any other Partner.

     (c) The General Partner must act in a manner that it considers fair, reasonable and equitable in allocating investment opportunities to the Partnership but does not otherwise have any specific obligations or requirements concerning the allocation of time, effort or investment opportunities to the Partnership or any restrictions on the nature or timing of investments for the account of the Partnership, for the General Partner's own account, or for other accounts that the General Partner or its Affiliates may manage. When the General Partner in its sole discretion determines that it would be appropriate for the Partnership and any Managed Account to participate in an investment opportunity, the General Partner must seek to execute orders for the Partnership and any other Managed Accounts on an equitable basis. If the General Partner determines to invest in the same direction in the same Security at the same time for the Partnership and one or more Managed Accounts, the General Partner will generally place orders for all such accounts simultaneously. If all such orders are not filled at the same price, the General Partner will, to the greatest extent possible, allocate the trades such that the order for each account is filled at the same average price. If all such orders cannot be fully executed under prevailing market conditions, the General Partner may allocate the Securities or other assets traded among the Partnership and any Managed Account on a basis that it considers equitable. The principals of the General Partner and the employees and officers thereof and of the organizations Affiliated with the General Partner may buy and sell Securities for their own account or for the account of others, but may not buy Securities from or sell Securities to the Partnership.

     (d) The parties hereto hereby waive, and covenant not to sue on the basis of, any law (statutory, common law or otherwise) respecting the rights and obligations of the Partners inter se which is or may be inconsistent with this Section 4.5.

4.6  Duty of Care; Indemnification

     (a) To the fullest extent permitted under applicable law, no Covered Person is liable to the Partnership or to any of the Partners for any losses, claims, damages or liabilities arising
          (i) by reason of being or having been a Covered Person or (ii) from any act or omission performed or omitted by the Covered Person in connection with this Agreement or the Partnership's business or affairs (including any error in judgment in making any investment decisions), including losses due to the negligence of brokers or other agents of the Partnership, except for any losses, claims, damages or liabilities primarily attributable to such Covered Person's willful misconduct, recklessness, or gross negligence, as finally determined by a court of competent jurisdiction, or as otherwise required by law. The General Partner is not personally liable to any Limited Partner for the repayment of any positive balance in such Limited Partner's Capital Account or for contributions by such Limited Partner to the capital of the Partnership or by reason of any change in the federal or state income tax laws applicable to the Partnership or its investors.

     (b) The Partnership must, to the fullest extent permitted by applicable law, indemnify and hold harmless each Covered Person against any losses, claims, damages, liabilities, costs or expenses (including legal fees, judgments and amounts paid in settlement) to which such Covered Person may become subject (i) by reason of being or having been a Covered Person or (ii) in connection with any matter arising out of or in connection with this Agreement or the Partnership's business or affairs, unless
          (A) a court of competent jurisdiction, in a judgment that has become final and that is no longer subject to appeal or review, determines that any such loss, claim, damage, liability, cost or expense is primarily attributable to such Covered Person's willful misconduct, recklessness, or gross negligence or (B) it is determined in accordance with Section 11.06(2) of the Act that such Covered Person did not act in good faith and did not reasonably believe that the Covered Person's conduct was, in the case of the General Partner (in its capacity as a general partner of the Partnership), in the Partnership's best interests or, in all other cases, at least not opposed to the Partnership's best interests. The right to indemnification granted by this Section 4.6(b) is in addition to any rights to which the Covered Person may otherwise be entitled and inures to the benefit of the successors or assigns of such Covered Person. If any Covered Person becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or in connection with this Agreement or the Partnership's business or affairs, the Partnership must pay (as they are incurred) the Covered Person's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith after the Partnership receives (i) a written affirmation by the Covered Person of the Covered Person's good faith belief that it has met the standard of conduct necessary for indemnification under this Section 4.6(b) and (ii) a written undertaking by or on behalf of the Covered Person to repay to the Partnership the amount of any such expenses paid to the extent that it is ultimately determined that such Covered Person is not entitled to be indemnified by the Partnership in connection with such action, proceeding or investigation as provided in the exceptions contained in the first sentence of this Section 4.6(b) or under applicable law. Any indemnification of or advancement of expenses to a Covered Person will be reported in writing to the Limited Partners not later than six months after the date that the indemnification or advancement of expenses occurs. If for any reason (other than the willful misconduct, recklessness, or gross negligence of such Covered Person) the foregoing indemnification is unavailable to such Covered Person, or insufficient to hold it harmless, then the Partnership must, to the fullest extent permitted by law, contribute to the amount paid or payable by such Covered Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the

          Partnership, on the one hand, and the Covered Person on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations. In any suit brought to enforce a right to indemnification or to recover an advancement of expenses, the burden of proving that the Covered Person or other Person claiming a right to indemnification is not entitled to be indemnified, or to an advancement of expenses, hereunder is on the Partnership (or any Limited Partner acting derivatively or otherwise on behalf of the Partnership or the Limited Partners). No Covered Person may satisfy any right of indemnity or advancement of expenses granted in this Section 4.6(b) or to which it may be otherwise entitled except out of the assets of the Partnership, and no Partner is personally liable with respect to any such claim for indemnity or advancement of expenses. The General Partner in its sole discretion may obtain appropriate insurance on behalf of the Partnership to secure the Partnership's obligations hereunder.

4.7  Fiduciary Duties; Discretion

     (a) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to any Partner, such Covered Person acting under this Agreement is not liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

     (b) To the fullest extent permitted by law, unless otherwise expressly provided for herein, (i) whenever a conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership or a Limited Partner on the other hand, or (ii) whenever this Agreement or any other agreement contemplated herein or therein provides that the General Partner must act in a manner which is, or provide terms which are, fair and reasonable to the Partnership, or any Limited Partner, the General Partner must resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party, including its own interest, to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner do not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the General Partner at law or in equity or otherwise.

     (c) To the fullest extent permitted by law, whenever in this Agreement a Person is permitted or required to make a decision
          (i) in its "sole discretion" or "discretion" or under a grant of similar authority or latitude, such Person is entitled to consider only such interests and factors as it desires, including its own interests, and has no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or the Limited Partners, or (ii) in its "good faith" or under another express standard, then such Person acts under such express standard and is not subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise.

4.8  Investment Committee

     (a) The General Partner may in its sole discretion appoint a committee (the "Investment Committee") composed of one or more individuals selected from time to time by the General Partner in its sole discretion. No member of the Investment Committee may be an Affiliate of or associated with the General Partner (except as a Limited Partner or as an investor in an Affiliate of the Partnership).

     (b) If established, the Investment Committee will meet with the General Partner from time to time as deemed appropriate by the General Partner in its sole discretion to consult with and advise the General Partner on any matter deemed appropriate by the General Partner in its sole discretion, including any circumstances involving conflicts of interest between the General Partner on the one hand and the Limited Partners and the Partnership on the other.

     (c) The General Partner may in its discretion seek the approval of the Investment Committee in connection with (i) approvals that are or would be required under the Investment Advisers Act of 1940, as amended (including Section 206(3) thereunder) or (ii) any other matter deemed appropriate by the General Partner in its sole discretion. Each Limited Partner agrees that except as otherwise specifically provided herein and to the extent permitted by applicable law, the approval of a majority of the members of the Investment Committee at such time is binding upon the Partnership and each Partner with respect to any approval sought under this Section 4.8(c); provided that, for the avoidance of doubt, the Investment Committee is not entitled to approve any amendment to this Agreement otherwise than in accordance with the provisions of Section 8.1 below.

     (d) Subject to the foregoing, any recommendations of or actions taken by the Investment Committee are advisory only and the General Partner is not required or otherwise bound to act in accordance with any such recommendations or actions.

     (e) In the sole discretion of the General Partner, meetings of the Investment Committee may be held in person or by telephone. Approval of the Investment Committee is deemed to have been given if given by a majority of those members present at a meeting or by a majority of all members of the Investment Committee if given pursuant to a written consent without a meeting.

                               _____________

                                 Article V
                   Admissions, Transfers and Withdrawals

                               _____________

5.1  Admission of Limited Partners

     The General Partner may, at the beginning of each Fiscal Quarter, or at such other times as the General Partner may determine, in its sole discretion, and without advance notice to or consent from the Limited Partners, admit any Person who executes this Agreement or any other writing evidencing the intent of such Person to become a Limited Partner, unless the investment by such Limited Partner in the Partnership would have any of the effects described in clauses (i) through (vi) of
Section 5.3(c) herein. The General Partner has the absolute discretion to reject subscriptions for Limited Partner Interests.

5.2  Admission of Additional General Partners

     (a) Except as provided in Section 5.2(b), the General Partner may admit one or more Persons to the Partnership as additional general partners only if such action is approved by Limited Partners whose Partnership Percentages represent more than fifty percent (50%) of the aggregate Partnership Percentages of all Limited Partners. No additional general partner may be added unless such additional general partner agrees to be bound by all of the terms of this Agreement or if adding such additional general partner would have any of the effects described in clauses (i) through (vi) of Section 5.3(c) herein.

     (b) Notwithstanding Section 5.2(a), any Person to whom a General Partner has transferred its General Partner Interest in accordance with Section 5.4 will be admitted to the Partnership as a substitute General Partner without the consent of the Limited Partners.

5.3  Transfer of Interests of Limited Partners

     (a) Each Limited Partner agrees that he will not make or attempt to make any Transfer of his Interest which would violate this
          Section 5.3. In the event of any attempted Transfer of any Limited Partner's Interest in violation of the provisions of this
          Section 5.3, without limiting any other rights of the Partnership, the

          General Partner in its sole discretion has the right to require the withdrawal of such Limited Partner's Interest from the Partnership as provided by Section 5.5(g).

     (b) No Transfer of any Limited Partner's Interest, whether voluntary or involuntary, is valid or effective, and no transferee becomes a substituted Limited Partner, unless the prior written consent of the General Partner has been obtained, which consent may be withheld for any reason or for no reason in the sole discretion of the General Partner. In the event of any Transfer, all of the conditions of the remainder of this Section
          5.3 must also be satisfied.

     (c) No Transfer of any Limited Partner's Interest, whether voluntary or involuntary, is valid or effective unless the General Partner in its sole discretion determines, after consultation with legal counsel acting for the Partnership, that such Transfer will not:

          (i) require registration of any Interest under any securities laws of the United States of America, any state thereof or any other jurisdiction;

          (ii) subject the Partnership or the General Partner to a requirement to register, or to additional disclosure or other requirements, under any securities or commodities laws of the United States of America, any state thereof or any other jurisdiction;

          (iii)result in a termination of the Partnership for U.S.
               federal income tax purposes under Section 708(b)(1)(B) of the Code or cause the Partnership to be treated as a "publicly traded partnership" for U.S. federal income tax purposes under Section 7704(b) of the Code;

          (iv) result in the Partnership being considered an investment company under the Company Act;

          (v) violate or be inconsistent with any representation or warranty made by the transferring Limited Partner at the time the Limited Partner subscribed to purchase an Interest; or

          (vi) result in assets of the Partnership being considered "Plan Assets" for purposes of the Employee Retirement Income Security Act of 1974, as amended.

          The transferring Limited Partner, or his legal representative, must give the General Partner written notice before making any voluntary Transfer and after any involuntary Transfer and must provide sufficient information to allow legal counsel acting for the Partnership to make the determination that the proposed Transfer will not result in any of the consequences referred to in clauses (i) through (vi) above. If an assignment, transfer or disposition occurs by reason of the death of a Limited Partner or assignee, the notice may be given by the duly authorized representative of the estate of the Limited Partner or assignee. The notice must be supported by proof of legal authority and valid assignment acceptable to the General Partner.

     (d) In the event any Transfer permitted by this Section 5.3 results in multiple ownership of any Limited Partner's Interest, the General Partner in its sole discretion may require one or more trustees or nominees to be designated to represent a portion of or the entire Interest transferred for the purpose of receiving all notices which may be given and all payments which may be made under this Agreement and for the purpose of exercising the rights which the transferor as a Limited Partner had pursuant to the provisions of this Agreement.

     (e) Subsequent to receipt of the consent of the General Partner (which consent may be withheld by the General Partner in its sole discretion), an authorized transferee is entitled to the allocations and distributions attributable to the Interest transferred to such transferee and to transfer such Interest in accordance with the terms of this Agreement; provided, however, that such transferee is not entitled to the other rights of a Limited Partner as a result of such transfer until he becomes a substituted Limited Partner. No transferee, except with the consent of the General Partner (which consent may be withheld in its sole discretion), may become a substituted Limited Partner. If the General Partner withholds consent, a transferee will not have any of the rights of a Limited Partner, except that the transferee will be entitled to receive that share of capital or profits and to have the right of withdrawal to which his transferor would have been entitled and will remain subject to the other terms of this Agreement. A transferring Limited Partner remains liable to the Partnership as provided under applicable law regardless of whether his transferee becomes a substituted Limited Partner. Notwithstanding the above, the Partnership and the General Partner will incur no liability for allocations and distributions made in good faith to the transferring Limited Partner until a written instrument of transfer has been received by the Partnership and recorded on its books and the effective date of the Transfer has passed.

     (f) Any other provision of this Agreement to the contrary notwithstanding, any successor to any Limited Partner's Interest is bound by the provisions hereof. Prior to recognizing any Transfer in accordance with this Section 5.3, the General Partner in its sole discretion may require the transferring Limited Partner to execute and acknowledge an instrument of transfer in form and substance satisfactory to the General Partner, and may require the transferee to make certain representations and warranties to the Partnership and Partners and to accept, adopt and approve in writing all of the terms and provisions of this Agreement. A transferee becomes a substituted Limited Partner and succeeds to the portion of the transferor's Capital Account relating to the Interest transferred effective upon the satisfaction of all of the conditions for such Transfer contained in this Section 5.3.

     (g) In the event of a Transfer or in the event of a distribution of assets of the Partnership to any Partner, the Partnership, in the absolute discretion of the General Partner, may, but is not required to, file an election under Section 754 of the Code and in accordance with the applicable Regulations, to cause the basis of the Partnership's assets to be adjusted for federal income tax purposes as provided by Sections 734 or 743 of the Code.

5.4  Transfer of Interest of the General Partner

     (a)  The General Partner may not transfer its General Partner
          Interest other than (i) pursuant to Section 5.4(b), (ii) pursuant to a transaction not deemed to involve an assignment of its investment management obligations within the meaning of the United States Investment Advisers Act of 1940, as amended, or
          (iii) with the approval of Limited Partners whose Partnership Percentages represent more than fifty percent (50%) of the aggregate Partnership Percentages of all Limited Partners. By executing this Agreement, each Limited Partner is deemed to have consented to any such transfer permitted by clause (ii) of the preceding sentence.

     (b)  Notwithstanding Section 5.4(a), Endurance General Partners,
          L.P. may transfer its General Partner Interest to any entity managed and controlled by it or its general partner without the consent of the Limited Partners, and the transferee will be admitted to the Partnership as a substitute General Partner in accordance with Section 5.2(b). The General Partner must notify the Limited Partners of any transfer pursuant to this Section 5.4(b).

5.5  Withdrawal of Interests of Partners

     (a) The Interest of a Partner may not be withdrawn from the Partnership prior to its dissolution except as provided in this
          Section 5.5.

     (b)  Except as provided in Section 5.5(k) and this Section
          5.5(b), a Limited Partner may voluntarily withdraw all or part of his Limited Partner Interest in the Partnership on June 30 and December 31 of each year (each "a Withdrawal Date") (or at such other times as the General Partner, in its sole discretion, may determine); provided that as of such Withdrawal Date, such Limited Partner shall pay the General Partner a fee of (i) three percent (3%) of his withdrawn Limited Partner Interest if he has held a Limited Partner Interest for less than twelve (12) complete, consecutive calendar months, (ii) two percent (2%) of his withdrawn Limited Partner Interest if he has held a Limited Partner Interest for more than twelve (12) complete, consecutive calendar months but less than twenty-four (24) complete, consecutive calendar months, and (iii) one percent (1%) of his withdrawn Limited Partner Interest if he has held a Limited Partner Interest for more than twenty-four (24) complete, consecutive calendar months but less than thirty-six (36) complete, consecutive calendar months. Such Limited Partner must give irrevocable written notice to the General Partner at the principal office of the Partnership at least forty-five (45) days prior to the proposed withdrawal date (or within such other time as the General Partner, in its sole discretion, determines) indicating the amount to be withdrawn from such Partner's Capital Account in such notice.
          The General Partner may, in its sole discretion, waive the foregoing notice requirement.

     (c) The General Partner may not make any withdrawal from the Partnership if, after giving effect thereto, the value of the General Partner's Capital Account, as a general partner of the Partnership, would be less than the minimum balance required to be maintained pursuant to Section 3.1(c). Subject to the foregoing, the General Partner may voluntarily withdraw part of its Interest (irrespective of whether it be as a general partner or a limited partner of the Partnership) at any time pursuant to this Section 5.5 without giving notice to the Limited Partners.

     (d) The General Partner, in its sole discretion, may effect withdrawal payments (i) in cash, (ii) by transfer to the Limited Partner of certain portfolio Securities or other assets of the Partnership, whether or not readily marketable, the fair market value of which would satisfy the Limited Partner's request for withdrawal or (iii) in any combination of the foregoing. Except as provided in Sections 5.5(f) and 5.5(i), payment of at least ninety percent (90%) of the estimated amount due to a withdrawing Partner must be made as soon as practicable (but not more than ninety (90) days) after the effective date of withdrawal, provided that the General Partner may delay such payment if such delay is reasonably necessary to prevent such withdrawal from having a material adverse impact on the Partnership. Any remaining balance must be paid, with interest at the Prime Rate thereon, promptly following completion of the audit of the Partnership's financial statements for the Fiscal Year that includes the effective date of withdrawal. The capital to be withdrawn will not participate in new Special Situation Investments made after the relevant withdrawal date. A request for a partial withdrawal is charged to a Limited Partner's Capital Account attributable to the Regular Account to the extent thereof, unless otherwise agreed with the General Partner.

     (e) The General Partner, in its sole discretion, may deduct from any withdrawal payments or otherwise charge to the withdrawing Limited Partner a withdrawal charge reflecting the actual or estimated cost to the Partnership of complying with and processing such withdrawal. The amount of any charges retained by the Partnership in connection with any withdrawal, net of any actual costs and expenses of processing the withdrawal, is allocated among and credited to the Capital Accounts of the remaining Partners on the commencement of the Fiscal Period immediately following the effective date of the withdrawal in accordance with their respective Partnership Percentages at such time.

     (f) Upon receipt by the General Partner of a Limited Partner's notice of intention to withdraw assets from the Partnership, the General Partner has the absolute discretion to manage the Partnership's assets in a manner which would provide for cash being available to satisfy such Limited Partner's request for withdrawal, but the General Partner is under no obligation to effect sales of Partnership assets if the General Partner, in sole its discretion, determines that such transactions might be detrimental to the interest of the other Partners or that such transactions are not reasonably practicable. In the case of a complete withdrawal, or a partial withdrawal that cannot be fully funded out of the Limited Partner's interest in the Regular Account, no settlements may occur with respect to any of such Limited Partner's Special Situation Investment Sub-accounts until the occurrence of a Recognition Event with respect to any such Special Situation Investment after the scheduled payment date for the withdrawal. If the Recognition Event is a sale for cash, the settlement is funded in cash within 90 days after the Recognition Event (without interest). If the Recognition Event is not a sale for cash, the General Partner may effect the settlement either by making a distribution in kind of the Limited Partner's ratable share of the relevant Security or by distributing the net proceeds derived from a sale of such Securities or other available cash. In connection with any such settlement, a calculation of the Limited Partner's Performance Change through the date of the Recognition Event is made to determine whether any Performance Allocation is to be credited to the General Partner. The General Partner is entitled to withdraw an amount equal to any such Performance Allocation, together with any Management Fees deferred pursuant to Section 3.6(a), at the same time and in the same form (in cash or in kind) as the distribution to the withdrawing Limited Partner.

     (g) The General Partner may, in its sole discretion, require a Limited Partner's Interest to be withdrawn in part or in its entirety from the Partnership and for the Limited Partner to cease to be a Limited Partner of the Partnership pursuant to this
          Section 5.5, effective as of the end of a Fiscal Period, on not less than 30 days' prior written notice (or not less than 5 days' prior written notice if the General Partner determines in its sole discretion that such Limited Partner's continued participation in the Partnership may cause the Partnership or the General Partner to violate any applicable law). The amount due to any such Partner required to withdraw from the Partnership is equal to the value of such Partner's Capital Account as of the effective date of the withdrawal net of any charges imposed pursuant to Section 5.5(e) hereof. Settlement of any such withdrawal is effected in accordance with the remaining provisions of this Section 5.5.

     (h) The right of any Partner to withdraw or of any Partner to have distributed an amount from his Capital Account pursuant to the provisions of this Section 5.5 is subject to the provision by the General Partner for all Partnership liabilities and for reserves for contingencies provided for in Section 3.7 herein.

     (i) The General Partner may suspend or restrict the right of any Partner to withdraw capital from the Partnership or to receive a distribution from the Partnership pursuant to this Section 5.5 upon the occurrence of any event that may result in dissolution of the Partnership or at any other time in its sole discretion. The General Partner must promptly notify each Limited Partner who has submitted a withdrawal request and to whom payment in full of the amount being withdrawn has not yet been remitted of any suspension of withdrawal or distribution rights pursuant to this
          Section 5.5(i). The General Partner, in its sole discretion, may allow any such Partners to rescind their withdrawal request to the extent of any portion thereof for which withdrawal proceeds have not yet been remitted. The General Partner, in its sole discretion, may complete any withdrawals or distributions as of a date after the cause of any such suspension has ceased to exist to be specified by the General Partner as the effective date of withdrawal for all purposes of this Section 5.5 or at any other time.

     (j) A withdrawing Partner does not share in the income, gains and losses of the Partnership or have any other rights as a Partner after the effective date of its withdrawal except as provided in Section 3.7.

     (k) Limited Partner Interests held by investment funds managed by the General Partner or any of its Affiliates are not subject to the restrictions on withdrawal described in this Section 5.5.

     (l) Notwithstanding Section 5.5(d), if the General Partner receives a request to withdraw in excess of (i) twenty percent (20%) of the total Capital Account balance for all Partners on any Withdrawal Date or (ii) thirty percent (30%) of the total Capital Account balance for all Partners for two consecutive Withdrawal Dates, the General Partner may delay payment, on a pro rata basis, of any amounts in excess of (i) or (ii) for up to one
          (1) year from the applicable Withdrawal Date.

5.6  Withdrawal of Organizational Limited Partner

     The Organizational Limited Partner withdraws from the
Partnership and is entitled to the return of any capital
contribution, without interest or deduction, upon the admission of any other Limited Partner.
                                     32

                               _____________

                                Article VI
                        Dissolution and Liquidation

                               _____________

6.1  Dissolution of Partnership

     (a) Subject to the Act, the Partnership will dissolve and its affairs must be wound up upon the earliest of:

          (i) the written election of the General Partner, in its sole discretion, to dissolve the Partnership, unless within 90 days after the date of such election all of the Limited Partners agree in writing to continue the business of the Partnership;

          (ii) the occurrence of any event that results in the General
               Partner ceasing to be the general partner of the Partnership under the Act, provided that the Partnership will not be dissolved and required to be wound up in connection with any such event if (A) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (B) within 90 days after the occurrence of such event, all of the Limited Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership; and

          (iii)the entry of a decree of judicial dissolution under
               Section 8.02 of the Act.

     (b) Except as provided in Section 6.1(a) or in the Act, the death, mental illness, dissolution, termination, liquidation, bankruptcy, reorganization, merger, sale of substantially all of the stock or assets of or other change in the ownership or nature of a Partner, the admission to the Partnership of a new General or Limited Partner, the withdrawal of a Partner from the Partnership, or the transfer by a Partner of his Interest to a third party does not cause the Partnership to dissolve.

     (c) The parties agree that irreparable damage would be done to the goodwill and reputation of the Partners if any Limited Partner should bring an action in court to dissolve the Partnership. Care has been taken in this Agreement to provide for fair and just payment in liquidation of the Interests of all Partners. Accordingly, each Limited Partner hereby waives and renounces its right to such a court decree of dissolution or to seek the appointment by the court of a liquidator for the Partnership except as provided herein.

6.2  Liquidation of Assets

     (a)  Upon dissolution of the Partnership pursuant to Section
          6.1(a), the General Partner promptly liquidates the business and administrative affairs of the Partnership, except that if the General Partner is unable to perform this function, a liquidator elected by Limited Partners whose Partnership Percentages represent more than fifty percent (50%) of the aggregate Partnership Percentages of all Limited Partners liquidates the business and administrative affairs of the Partnership.

     (b) Net profit and net loss attributable to the Regular Account during the Fiscal Periods that include the period of liquidation are allocated pursuant to Article III. The proceeds from liquidation are divided in the following manner, subject to the
          Act:

          (i) the debts, liabilities and obligations of the Partnership, other than debts to the Partners as Partners, and the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), up to and including the date that distribution of the Partnership's assets to the Partners has been completed, are first satisfied (whether by payment or the making of reasonable provision for payment thereof);

          (ii) such debts as are owing to the Partners as Partners are next paid; and

          (iii)the Partners are next paid liquidating distributions
               (in cash, securities, or other assets, whether or not readily marketable) pro rata in accordance with, and up to the positive balances of their respective Capital Accounts, as adjusted pursuant to Article III to reflect allocations for the Fiscal Period ending on the date of the distributions under this Section 6.2[(c)](iii).

     (c) Notwithstanding anything in this Section 6.2 to the contrary and subject to the priorities set forth in the Act, the General Partner, liquidator or trustee, as the case may be, may distribute ratably in-kind rather than in cash, upon dissolution, any assets of the Partnership; provided, however, that if any in-kind distribution is to be made, (i) the assets distributed in kind must be valued pursuant to Section 7.2 as of the actual date of their distribution, and charged as so valued and distributed against amounts to be paid under Section 6.2(b) above and (ii) any gain or loss (as computed for book purposes) attributable to property distributed in-kind must be included in the net profit or net loss attributable to the Regular Account for the Fiscal Period ending on the date of such distribution.

                               _____________

                                Article VII

                         Accounting and Valuations;
                             Books and Records

                               _____________

7.1  Accounting and Reports

     (a) The Partnership may adopt for tax accounting purposes any accounting method that the General Partner decides in its sole discretion is in the best interests of the Partnership and that is permissible for federal income tax purposes.

     (b) As soon as practicable after the end of each Fiscal Year (beginning with the Fiscal Year ending December 31, 2002), the General Partner causes an audit of the financial statements of the Partnership as of the end of each such Fiscal Year to be made by a firm of certified public accountants selected by the General Partner in its sole discretion; and as soon as is practicable thereafter but subject to Section 7.5, a copy of a set of financial statements prepared on a basis that uses generally accepted accounting principles as a guideline (with such adjustments thereto as the General Partner determines appropriate in its sole discretion), including the report of such certified public accountants, is furnished to each Partner.

     (c)  As soon as practicable following the end of each Fiscal
          Quarter but subject to Section 7.5, the General Partner arranges for the preparation and delivery to each Limited Partner of an interim report containing such information concerning the affairs of the Partnership (which need not include any financial statements) as the General Partner considers appropriate.

     (d) As soon as practicable after the end of each taxable year, the General Partner furnishes to each Limited Partner such information as may be required to enable each Limited Partner properly to report for federal and state income tax purposes his distributive share of each Partnership item of income, gain, loss, deduction or credit for such year.

7.2  Valuation of Partnership Assets and Interests

     (a) The General Partner must value or have valued the Securities and other assets of the Partnership as of the close of business on the last day of each Fiscal Period and on any other date selected by the General Partner in its sole discretion. In addition, the General Partner must value Securities that are being distributed in kind as of their date of distribution in accordance with Section 6.2(c). In determining the value of the assets of the Partnership, no value is placed on the goodwill or name of the Partnership, or the office records, files, statistical data or any similar intangible assets of the Partnership not normally reflected in the Partnership's accounting records, but there must be taken into consideration any related items of income earned but not received, expenses incurred but not yet paid, liabilities fixed or contingent, prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities pursuant to agreements entered into on or prior to such valuation date. Valuation of Securities made pursuant to this Section 7.2 must be based on all relevant factors and is expected to comply generally with the following guidelines:

          (i) The market value of each Security listed or traded on any recognized U.S. securities exchange is the last reported sale price at the relevant valuation date on the composite tape or on the principal exchange on which such Security is traded. If no such sale of such Security was reported on that date, the market value is the last reported bid price (in the case of Securities held long), or last reported ask price (in the case of Securities sold short). The market value of any Security designated as a United States Nasdaq National Market Security is determined in like manner by reference to the last reported sale price or, if none is available, to the last reported bid price (in the case of Securities held long), or last reported ask price (in the case of Securities sold short).

          (ii) Dividends declared but not yet received, and rights in respect of Securities that are quoted ex-dividend or ex-rights, are recorded at the fair value thereof, as determined by the General Partner, which may (but need not) be the value so determined on the day such Securities are first quoted ex-dividend or ex-rights.

          (iii)Listed options, or over-the-counter options for which representative brokers' quotations are available, are valued in the same manner as listed or over-the-counter Securities as hereinabove provided. Premiums for the sale of such options written by the Partnership are included in the assets of the Partnership, and the market value of such options is included as a liability.

          (iv) Special Situation Investments are generally valued at historical cost, subject to the General Partner's discretion to estimate the fair value of any Special Situation Investment (except for purposes of calculating the Performance Change with respect to any Limited Partner other than a Limited Partner receiving a distribution in kind of such Special Situation Investment) in accordance with generally accepted accounting principles.

     (b)  The fair value of any assets not referred to in paragraph
          (a) (or the valuation of any assets referred to therein in the event that the General Partner determines in its sole discretion that market prices or quotations do not fairly represent the value of particular assets) is determined by or pursuant to the direction of the General Partner. In these circumstances, the General Partner will attempt to use consistent and fair valuation criteria and may (but is not required to) obtain independent appraisals at the expense of the Partnership. In the absence of bad faith or manifest error, the General Partner's net asset valuations are conclusive and binding on all Partners.

     (c) Except as otherwise determined by or at the direction of the General Partner, investment and trading transactions are accounted for on the trade date. Accounts are maintained in U.S. dollars and except as otherwise determined by or at the direction of the General Partner: (i) assets and liabilities denominated in currencies other than U.S. dollars are translated at the rates of exchange in effect at the close of the Fiscal Period (and exchange adjustments are recorded in the results of operations); and (ii) investment and trading transactions and income and expenses are translated at the rates of exchange in effect at the time of each transaction.

     (d) The value of each Security and other asset of the Partnership and the net worth of the Partnership as a whole determined pursuant to this Section 7.2 are conclusive and binding on all of the Partners and all parties claiming through or under them.

7.3  Determinations by the General Partner

     (a) All matters concerning the determination and allocation among the Partners of the amounts to be determined and allocated pursuant to Sections 3.4 through 3.10 hereof, including any taxes thereon and accounting procedures applicable thereto, are determined by the General Partner unless specifically and expressly otherwise provided for by the provisions of this Agreement, and such determinations and allocations are final and binding on all the Partners.

     (b) The General Partner may make such adjustments to the computation of any of the memorandum accounts maintained pursuant to this Agreement, the Performance Change with respect to any Limited Partner, or any component items comprising any of the foregoing as it considers appropriate to reflect the financial results of the Partnership and the intended allocation thereof among the Partners in a reasonably accurate, fair and efficient manner.

7.4  Books and Records

     (a) The General Partner must keep books and records pertaining to the Partnership's affairs showing all of its assets and liabilities, receipts and disbursements, realized income, gains and losses, Partners' Capital Accounts and all transactions entered into by the Partnership. Such books and records of the Partnership must be kept at the Partnership's office or at the office of an agent of the Partnership.

     (b) Except to the extent provided in Section 7.1, each Limited Partner agrees that the General Partner is entitled to preserve the confidentiality of the information contained in the books and records of the Partnership to the maximum extent permitted by law, and each Limited Partner waives, and covenants not to assert, any claim or entitlement whatsoever to gain access to any such information, including any information relating to any other Limited Partner or the Partnership's trading activity.

7.5  Confidentiality

     (a) Each Limited Partner agrees to keep confidential, and not to make any use of (other than for purposes reasonably related to its Interest or for purposes of filing such Limited Partner's tax returns) or disclose to any Person, any information or matter relating to the Partnership and its affairs and any information or matter related to any investment of the Partnership (other than disclosure to such Limited Partner's directors, employees, agents, advisors, or representatives responsible for matters relating to the Partnership or to any other Person approved in writing by the General Partner (each such Person being hereinafter referred to as an "Authorized Representative")); provided that (i) such Limited Partner and its Authorized Representatives may make such disclosure to the extent that (x) the information to be disclosed is publicly known at the time of proposed disclosure by such Limited Partner or Authorized Representative, (y) the information otherwise is or becomes legally known to such Limited Partner other than through disclosure by the Partnership or the General Partner, or (z) such disclosure is required by law or in response to any governmental agency request or in connection with an examination by any regulatory authorities (provided that such agency, regulatory authorities or association is aware of the confidential nature of the information disclosed) and (ii) such Limited Partner and its Authorized Representatives may make such disclosure to such Limited Partner's beneficial owners to the extent required under the terms of its arrangements with such beneficial owners. Prior to making any disclosure required by law, each Limited Partner must use its best efforts to notify the General Partner of such disclosure. Prior to any disclosure to any Authorized Representative or beneficial owner, each Limited Partner must advise such Authorized Representative or beneficial owner of the obligations set forth in this Section 7.5(a).

     (b) The General Partner has the right to keep confidential from the Limited Partners, for such period of time as the General Partner in its sole discretion deems reasonable, any information which the General Partner in its sole discretion reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in its sole discretion believes is not in the best interests of the Partnership or could damage the Partnership or its business or which the Partnership is required by law or agreement with a third party to keep confidential.

     (c) The General Partner may, in its sole discretion, disclose to any of the Partnership's prospective investors such information relating to the Partnership or the Partnership's investments as the General Partner believes in good faith will benefit the Partnership and facilitate an investment in the Partnership by such prospective investors.

                                _____________

                                Article VIII
                             General Provisions

                                _____________

8.1  Amendment of Partnership Agreement

     (a) Except as otherwise provided in this Section 8.1, this Agreement may be amended, in whole or in part, with the written consent of (i) the General Partner and (ii) Limited Partners whose Partnership Percentages represent more than fifty percent (50%) of the aggregate Partnership Percentages of all Limited Partners.

     (b)  Any amendment that would:

          (i) increase the obligation of such Partner to make any contribution to the capital of the Partnership,

          (ii) reduce the Capital Account of such Partner other than in accordance with Article III, or

          (iii)change the provisions of Sections 3.4 through 3.10, 5.5 or 6.2 to alter any such Partner's rights with respect to allocations of profit or loss or with respect to distributions and withdrawals, may only be made if the prior written consent of each Partner adversely affected thereby is obtained.

     (c) Notwithstanding paragraphs (a) and (b) of this Section 8.1, this Agreement may be amended by the General Partner, in its sole discretion, without the consent of the Limited Partners, at any time and without limitation, if any Limited Partner objecting to such amendment has an opportunity to withdraw from the Partnership as of a date determined by the General Partner that is not less than 45 days after the General Partner has delivered written notice of such amendment to each Limited Partner and that is prior to the effective date of the amendment.

     (d) The General Partner in its sole discretion may at any time without the consent of the other Partners:

          (i) add to the representations, duties or obligations of the General Partner or surrender any right or power granted to the General Partner under this Agreement, for the benefit of the Limited Partners;

         (ii) cure any ambiguity or correct or supplement any conflicting provisions of this Agreement;

         (iii) make any changes to this Agreement so long as such changes do not adversely affect the rights or obligations of any Limited Partner;

         (iv) make any changes required by any governmental body or agency that is deemed to be for the benefit or protection of the Limited Partners; provided, that no such amendment referred to in this paragraph (iv) may be made unless it is for the benefit of, or not adverse to, the interests of the Limited Partners, such change does not affect the right of the General Partner to manage and control the Partnership's business, does not affect the allocation of profits and losses among the Partners, and does not affect the limited liability of the Limited Partners;

         (v) amend this Agreement to reflect a change in the identity of the General Partner following a transfer of a General Partner's Interest in accordance with the terms of this Agreement;

         (vi) amend this Agreement (other than with respect to the matters set forth in Section 8.1(b)) to effect compliance with any applicable law or regulation (including the Investment Advisers Act of 1940, as amended, and ERISA); and

         (vii) restate this Agreement together with any amendments hereto that have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document.

     (e) The General Partner must give written notice of any proposed amendment to this Agreement (other than any amendment of the type contemplated by clauses (ii), (iii), (v) or (vii) of Section 8.1(d)) to all of the Limited Partners, which notice must set forth (i) the text of the proposed amendment or (ii) a summary thereof and a statement that the text thereof will be furnished to any Limited Partner upon request.

     (f) The General Partner has the absolute discretion to agree with a Limited Partner to waive or modify the application of any provision of this Agreement with respect to such Limited Partner without obtaining the consent of any other Limited

          Partner (other than a Limited Partner who is materially and adversely affected by such waiver or modification).

8.2  Special Power of Attorney

     (a) Each Partner hereby irrevocably makes, constitutes and appoints the General Partner (and each of its successors and permitted assigns), with full power of substitution, the true and lawful representative and attorney-in-fact of, and in the name, place and stead of, such Partner with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file or publish:

          (i) an amendment to this Agreement that complies with the provisions of this Agreement (including the provisions of Section 8.1);

          (ii) the Certificate and any amendment thereof required because this Agreement is amended, including an amendment to effectuate any change in the membership of the Partnership or in the capital contributions of the Partners; and

          (iii)all such other instruments, documents and certificates which, in the opinion of legal counsel to the Partnership, may from time to time be required by the laws of the United States of America, the State of Texas, or any other jurisdiction in which the Partnership determines to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid and subsisting existence and business of the Partnership as a limited partnership or to effect the dissolution or termination of the Partnership.

     (b) Each Limited Partner is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Partnership without his consent. If an amendment of the Certificate or this Agreement or any action by or with respect to the Partnership is taken by the General Partner in the manner contemplated by this Agreement, each Limited Partner agrees that, notwithstanding any objection which such Limited Partner may assert with respect to such action, the General Partner in its sole discretion is authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Partner is fully aware that each other Partner relies on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Partnership. This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of the General Partner and as such:

          (i) is irrevocable and continues in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Partnership or the General Partner has had notice thereof; and

          (ii) survives the delivery of an assignment by a Limited Partner of the whole or any portion of his Interest, except that where the assignee thereof has been approved by the General Partner for admission to the Partnership as a substituted Limited Partner, this power-of-attorney given by the assignor survives the delivery of such assignment for the sole purpose of enabling the General Partner to execute, acknowledge and file any instrument necessary to effect such substitution.

8.3  Notices

     Notices which may or are required to be given under this Agreement by any party to another are given by hand delivery, transmitted by telecopier facsimile or by registered or certified mail, return receipt requested, and are addressed to the respective parties hereto at their addresses as set forth on the register of Partners maintained by the General Partner or to such other addresses or facsimile numbers as may be designated by any party hereto by notice addressed to (i) the General Partner, in the case of notice given by any Limited Partner, and (ii) each of the Limited Partners, in the case of notice given by the General Partner. Notices are deemed to have been given when delivered by hand or transmitted by telecopier facsimile or on the date indicated as the date of receipt on the return receipt.

8.4  Agreement Binding Upon Successors and Assigns

     This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors, but the rights and obligations of the Partners hereunder are not assignable, transferable or delegable except as provided herein, and any attempted assignment, transfer or delegation thereof which is not made pursuant to the terms hereof is void.

8.5  Governing Law

     This Agreement and the rights of the Partners hereunder are governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict of laws rules thereof. The parties hereby consent to exclusive jurisdiction and venue for any action arising out of this Agreement in Dallas County, Texas. Each Partner consents to service of process in any action or proceeding involving the Partnership by the mailing thereof by registered or certified mail, postage prepaid, to such Partner's mailing address set forth in the register of Partners maintained by the General Partner.

8.6  Not for Benefit of Creditors

     The provisions of this Agreement are intended only for the regulation of relations among Partners and between Partners and former or prospective Partners and the Partnership. This Agreement is not intended for the benefit of non-Partner creditors and no rights are granted to non-Partner creditors under this Agreement.

8.7  Consents

     Any and all consents, agreements or approvals provided for or permitted by this Agreement must be in writing and a signed copy thereof must be filed and kept with the books of the Partnership.

8.8  Merger and Consolidation; Division

     (a) The Partnership may merge or consolidate with or into one or more limited partnerships formed under the Act or other business entities pursuant to an agreement of merger or consolidation that has been approved by the General Partner and Limited Partners whose Partnership Percentages represent more than fifty percent (50%) of the aggregate Partnership Percentages of all Limited Partners.

     (b) Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with Section 8.8(a) hereof may (i) effect any amendment to this Agreement, (ii) effect the adoption of a new partnership agreement for the Partnership if it is the surviving or resulting limited partnership in the merger or consolidation, or (iii) provide that the partnership agreement of any other constituent partnership to the merger or consolidation (including a limited partnership formed for the purpose of consummating the merger or consolidation) is the partnership agreement of the surviving or resulting limited partnership.

8.9  Miscellaneous

     (a) The captions and titles preceding the text of each Section hereof are disregarded in the construction of this Agreement.

     (b) This Agreement may be executed in counterparts, each of which is deemed to be an original hereof.

     (c) The Partners have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the Partners intend that this Agreement be construed as if drafted jointly by the Partners and that no presumption or burden of proof arise favoring or disfavoring any Partner by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law is deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means including without limitation. The word "or" is not exclusive. All words used in this Agreement are construed to be of such gender or number as the circumstances require.

     (d) The Partners intend that each representation, warranty, and covenant contained herein has independent significance. If any Partner has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that such Partner has not breached does not detract from or mitigate the fact that such Partner is in breach of the first representation, warranty, or covenant.

     (e) If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.10 Entire Agreement

     This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. It being acknowledged and agreed that the General Partner on its own behalf or on behalf of the Partnership without the consent or approval of any other Partner may enter into written agreements (each, an "Other Agreement") with Limited Partners, executed contemporaneously with the admission of such Limited Partners to the Partnership, affecting the terms hereof in order to meet certain requirements of such Limited Partners. The parties hereto agree that any terms contained in an Other Agreement with a Limited Partner govern with respect to such Limited Partner notwithstanding the provisions of this Agreement.

                           [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first-above written.


                              GENERAL PARTNER:


                              Endurance General Partners, L.P.


                                By:        Ewing Asset Management, L.L.C.,

                                     General Partner

                                   By:____________________________
                                   Name:__________________________
                                   Title:  Manager


                              LIMITED PARTNERS:


                              By:    Endurance General Partners, L.P.,
                                     Attorney-in-fact for the Limited Partners


                                By:  Ewing Asset Management, L.L.C.,
                                     General Partner


                                   By:____________________________
                                   Name:__________________________
                                   Title:  Manager


                              ORGANIZATIONAL LIMITED PARTNER:


                              ____________________________________
                              Timothy G. Ewing